Exhibit 10.1

ENFUSION, INC.
EXECUTIVE SEVERANCE POLICY

The Board of Directors (the “Board”) of Enfusion, Inc. (the “Company”) has determined that the Enfusion, Inc. Executive Severance Policy (this “Policy”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 1 hereof) to their assigned duties.  Nothing in this Policy shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.

1.	Definitions.
(a)“Accrued Benefits” means any earned but unpaid salary, submitted but unpaid expense reimbursements and accrued but unused vacation, if applicable, which amounts shall be paid to the Covered Executive within the time required by law but in no event more than 30 days after the Date of Termination.

(b)“Administrator” means the Compensation Committee of the Board.

(c)“Base Salary” means the Covered Executive’s annual base salary in effect immediately prior to the Covered Executive’s Date of Termination; provided that, if the Covered Executive experienced a reduction in base salary prior to his or her termination that would give rise to a Good Reason termination, then “Base Salary” shall refer to the base salary in effect immediately prior to such reduction in base salary.

(d)“Cause” means (i) failure to perform the duties of the Covered Executive’s position in a satisfactory manner; (ii) fraud, misappropriation, embezzlement or acts of similar dishonesty by Covered Executive in connection with their duties for the Company; (iii) conviction of a felony; (iv) illegal use of drugs or excessive use of alcohol in the workplace; (v) intentional and willful misconduct that subjects the Company to criminal or civil liability; (vi) breach of the Covered Executive’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (vii) willful disregard of the Company material policies and procedures; (viii) breach of any of the material terms of the Covered Executive’s employment agreement; and (ix) insubordination or deliberate refusal to follow the instructions of the Board (or, for Covered Executives other than the Chief Executive Officer, the Chief Executive Officer of the Company). Prior to a termination with Cause with respect to (i) above, the Company shall provide the Covered Executive with written notice of the reason or reasons for a potential determination of Cause and the Covered Executive shall have 30 days from the receipt of notice to cure the reason or reasons set forth in the Company’s notice. If cured to the Company's satisfaction, in that specific instance, Cause shall no longer apply to the specific reason or reasons set forth in the Company’s notice. This shall not preclude the Company from then giving notice for similar reason or reasons at a later date if similar reason or reasons reoccur. If the Company does not elect to terminate employment upon becoming aware of an occurrence of (ii), (iv), (v), (vi), (vii) or (ix), nothing in this section precludes the documentation of acts that may relate to (ii), (iv), (v), (vi), (vii) or (ix) above. Further, nothing herein shall limit the Company’s ability to terminate employment immediately for Cause upon the occurrence of (ii), (iii). (iv), (v), (vi), (vii), (viii) or (ix).

(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Company” means Enfusion, Inc., any successor to Enfusion, Inc. and, following a change in control, the surviving or controlling entity resulting from such a change in control or the entity to which the Company’s assets were transferred in the case where the change in control is an asset sale. References in this Policy to employment by the Company shall also refer to employment by any subsidiary of the Company, including Enfusion Ltd. LLC.

(h)“Continuing Obligations” means the Covered Executive’s obligations to the Company pursuant to any agreement relating to confidentiality, assignment of inventions, or other restrictive covenants.

(i)“Covered Executive” means an executive designated by the Board who meets the eligibility requirements set forth in Section 3 of this Policy; provided that an executive who is party to an agreement or other arrangement with the Company (or its successor or acquirer) that provides the same or more favorable economic benefits than set forth in this Policy shall not be a Covered Executive.

(j)“Date of Termination” means the date that a Covered Executive’s employment with the Company (or any successor) ends.  Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any subsidiary of the Company or any direct or indirect successor to the business or assets of the Company.

(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)“Good Reason” means, that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events which have not been consented to in writing by the Covered Executive, (i) any material reduction (20% or greater) of base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) the Company’s demand that Covered Executive relocate outside of 50 miles from Covered Executive’s principal place of employment, or (iii) a material diminution in the Covered Executive’s duties or responsibilities (taken as a whole).

(m)“Good Reason Process” means that (i) the Covered Executive delivers written notice to the Company of the initial existence of the condition which the Covered Executive believes constitutes Good Reason within 90 days of the initial occurrence of such condition, and which notice specifically identifies such condition; (ii) the Company fails to cure such condition within 30 days after the date the Company receives such notice (the “Cure Period”), and (iii) the Covered Executive actually terminates his or her employment within 30 days after the expiration of the Cure Period and before the Company cures such condition.

(n)“Separation Agreement and Release” means a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and an affirmation of all of the Covered Executive’s Continuing Obligations, and, if applicable, a confirmation of the Covered Executive’s resignation from all officer, trustee and board member positions that the Covered Executive holds with the Company or any of its respective subsidiaries and affiliates, and shall provide that if the Covered Executive breaches any of the Continuing Obligations, all payments of the severance payments and benefits shall immediately cease and any severance payments and benefits previously provided to Covered Executive pursuant to this Policy shall be repaid to the Company.

2.	Administration of this Policy

(a)Administrator.  This Policy shall be administered by the Administrator, which for the avoidance of doubt is the Compensation Committee of the Board.

(b)Powers of Administrator.  The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of this Policy.  Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)construe this Policy to determine all questions that shall arise as to interpretations of this Policy’s provisions;
(ii)determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in this Policy and all other matters pertaining to this Policy;
(iii)adopt amendments to this Policy which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;
(iv)make all determinations it deems advisable for the administration of this Policy, including the authority and ability to delegate administrative functions to a third party;
(v)decide all disputes arising in connection with this Policy; and
(vi)otherwise supervise the administration of this Policy.

All decisions and interpretations of the Administrator shall be conclusive and binding on all persons, including the Company and Covered Executives.

3.	Eligibility

All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in this Policy.  Following an individual’s designation as a Covered Executive and execution of a Participation Agreement, such individual may not be removed from participating in this Policy as a Covered Executive without his or her written consent.

Notwithstanding the foregoing, if a Covered Executive ceases to be a Covered Executive for any reason other than the termination of such Covered Executive’s employment (i) by the Company without Cause or (ii)  by the Covered Executive for Good Reason, then such individual shall immediately cease to be a Covered Executive and shall no longer have any rights pursuant to this Policy.  For the avoidance of doubt, a Covered Executive shall not be eligible for severance payments or benefits under this Policy in the event he or she is terminated due to such Covered Executive’s death or disability; provided, however, such Covered Executive shall still be entitled to his or her Accrued Benefits.

4.	Severance Payments and Benefits

If the employment of a Covered Executive is terminated either by the Company without Cause or by the resignation of the Covered Executive for Good Reason, then, in addition to the Accrued Benefits, the Covered Executive shall be eligible to receive the benefits described within this Section 4. These benefits are subject to the Covered Executive’s execution of a Separation Agreement and Release, and the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event to exceed 60 days from the Date of Termination.

(a)the Company shall pay to the Covered Executive an amount equal to one year of the Covered Executive’s Base Salary; and

(b)subject to the Covered Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the employer cost of the Covered Executive’s and his or her eligible dependents’ health care coverage at the benefit levels in effect at the time of termination of employment until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Covered Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Covered Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Executive for the time period specified above and such payments to the Covered Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 4(a) shall be paid out in single lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period. The amounts payable under Section 4(b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, commencing within 60 days, after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

5.	General Terms and Conditions.
(a)Tax Withholding.  All payments made by the Company (including any successor) under this Policy shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
(b)Clawback.  All payments under this Policy shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or similar policy adopted by the Board or the Administrator and as in effect from time to time, including that certain Compensation Recovery Policy (the “Clawback Policy”); and (ii) applicable law.  Any action by the Company to recover compensation from the Covered Executive pursuant to the Clawback Policy or any applicable law shall not, whether alone or in combination with any other action, event or condition, be deemed a Good Reason condition or serve as a basis for a claim of constructive termination under this Policy or any other benefits or compensation arrangement applicable to the Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which the Covered Executive is a party.
(c)Section 409A.
(i)Anything in this Policy to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Policy would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(ii)The parties intend that this Policy will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section to the greatest extent possible.  To the extent that any provision of this Policy is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code.  Each payment pursuant to this Policy is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Policy may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(iii)To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A of the Code,

and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(iv)All in-kind benefits provided and expenses eligible for reimbursement under this Policy shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Policy.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(v)The Company makes no representation or warranty and shall have no liability to any Covered Executive or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
(d)Additional Limitation.
(i)Anything in this Policy to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of any Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 5(d), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(d)(i) shall be made by an accounting firm or other similar expert selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
(e)Unfunded Plan.  This Policy shall be unfunded and shall not create (or be construed to create) a trust or separate fund.  Likewise, this Policy shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Covered Executive.
(f)Notices.  Any notices, requests, demands, and other communications provided for by this Policy shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:

(i) if the Covered Executive is not the Chief Executive Officer of the Company:

Attention: Chief Executive Officer

Enfusion, Inc.

125 South Clark Street, Suite 750,

Chicago, IL 60603

with a copy to:

Attention: General Counsel

Enfusion, Inc.

125 South Clark Street, Suite 750,

Chicago, IL 60603

(ii) if the Covered Executive is the Chief Executive Officer of the Company:

Attention: Chair of the Board of Directors

Enfusion, Inc.

125 South Clark Street, Suite 750,

Chicago, IL 60603

with a copy to:

Attention: General Counsel

Enfusion, Inc.

125 South Clark Street, Suite 750,

Chicago, IL 60603

(g)No Mitigation.  Covered Executives are not required to seek other employment or to attempt in any way to reduce any amounts payable to a Covered Executive under this Policy, and, except as otherwise provided in Section 4(b), amounts payable under this Policy shall not be reduced in the event a Covered Executive enters into new employment or other compensated services.
(h)Benefits and Burdens.  This Policy shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of a Covered Executive’s death after a termination of employment but prior to the completion of all payments due to him or her under this Policy, the Company (or its successor) shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
(i)Enforceability.  If any portion or provision of this Policy shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Policy, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Policy shall be valid and enforceable to the fullest extent permitted by law.

(j)Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Policy, or the waiver by any party of any breach of this Policy, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(k)Non-Duplication of Benefits and Effect on Other Plans or Policies.  Notwithstanding any other provision in this Policy to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive, provided, however, that this clause (k) shall not apply to the terms of any equity award held by the Covered Party, including, without limitation, any accelerated vesting terms contained therein.
(l)No Contract of Employment.  Nothing in this Policy shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
(m)Amendment or Termination of Policy.  The Company may amend or terminate this Policy at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
(n)Obligations of Successors.  In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Policy in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(o)Governing Law.  This Policy shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to principles of conflict of laws of such state.
(p)Effective Date.  This Policy is effective as of the date it is adopted by the Board.

DATE ADOPTED BY THE BOARD: July 19, 2024